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                                  EXHIBIT 10.1

                          TOTAL CONTROL PRODUCTS, INC.
                        1996 DISCOUNT STOCK PURCHASE PLAN


                                    ARTICLE I

                  ESTABLISHMENT OF EMPLOYEE STOCK PURCHASE PLAN

     1.1. Total Control Products, Inc. (the "Company"), an Illinois corporation, established this 1996 Discount Stock Purchase Plan (the "Plan") to provide a means for eligible employees to purchase Common Stock of the Company ("Common Stock") through payroll deductions, to give its employees an incentive to promote the best interests of the Company and to allow them to participate in the Company's economic progress. The Plan is intended to constitute an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code"). The provisions of the Plan shall be construed in a manner consistent with the Code and the Regulations thereunder.

     1.2. 250,000 shares of Common Stock are reserved for issuance to and purchase by Participants under the Plan, subject to adjustment in accordance with Article VI. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company. Shares of Common Stock involved in any unexercised portion of any terminated option may again be subject to options granted under the Plan.

     1.3. The Plan shall become effective on December 15, 1996 (the "Effective Date"), provided that it is approved within one year of the Effective Date at a duly-held stockholders' meeting by stockholders of the Company holding a majority of the Company's voting stock. If the Plan fails to be approved by shareholders as provided in the previous sentence, the Plan and any actions taken by the Company pursuant to the Plan will be deemed null and void from the inception.


                                   ARTICLE II

                               CERTAIN DEFINITIONS

     In addition to those terms defined in Article I, the following terms, when used herein, have the following meanings:

     2.1. "ACCOUNT" means the Employee Stock Purchase Account established for a Participant under Section 4.3.


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     2.2.   "BASIC COMPENSATION" means an Employee's regular salary or wages immediately prior to a Purchase Period divided by the number of Purchase Periods per year, increased by any deductions or withholdings, but excluding compensation reductions under any plan described by Sections 125, 401(k) or 408(k) of the Code, non-qualified deferred compensation, overtime, bonuses and amounts paid in reimbursement for expenses.

     2.3.   "BOARD" means the Board of Directors of the Company.

     2.4. "COMMITTEE" means the Compensation Committee of the Board, which shall consist of not less than two members who are (and shall remain Committee members only so long as they continue to be) "disinterested persons" as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

     2.5. "ELIGIBLE EMPLOYEE" means each Employee who, as of the first day of a Purchase Period:

            (i) has been an Employee for two years (or such lesser period established by the Committee, but in no event less than six months);

            (ii) is not, as of the day preceding the first day of the Purchase Period, deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company;

            (iii)   is customarily employed for at least 20 hours per week; and

            (iv)    is customarily employed for at least 5 months per year.

     2.6. "EMPLOYEE" means any person employed by the Company, any parent of the Company or any subsidiary of the Company, as defined by Sections 424(e) or
(f) of the Code.

     2.7. "EXERCISE DATE" means the last day of a Purchase Period; provided, however, that if such date is not a business day, the "Exercise Date" shall mean the next preceding business day.

     2.8. "PARTICIPANT" means an Eligible Employee who is participating In the Plan under Article IV.

     2.9. "PURCHASE PERIOD" means a period of six months or such shorter period as may be established by the Board. The first Purchase Period shall begin as of the first March 31 or September 31 after the closing of the Company's registered public offering and shall be a period of six months. The last Purchase Period under the Plan shall terminate on or before the date of termination of the Plan provided in Section 9.3. Upon the retirement of a Participant, the Purchase Period as to that Participant shall terminate on his last day on the payroll as an Employee.


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     2.10.  CONSTRUCTION.  The masculine gender includes the feminine, the singular number includes the plural and the plural number includes the singular unless the context otherwise requires.


                                   ARTICLE III

                                 ADMINISTRATION

     3.1. The Plan shall be administered by the Committee, which will have the authority to make rules and regulations for the administration of the Plan, and whose interpretation and decisions with respect to the Plan shall be final and conclusive.


                                   ARTICLE IV

                             OPTIONS; PARTICIPATION

     4.1. (a) Each Eligible Employee shall be granted an option effective on the first day of each Purchase Period to purchase the number of shares of Common Stock (subject to adjustment in accordance with Article VI) as is determined by dividing: (a) an amount equal to 10% of the Employee's present rate of Basic Compensation projected over the Purchase Period by (b) 85% of the fair market value of a share of Common Stock on the first day of the Purchase Period.

     (b) If, as of the first day of a Purchase Period, any Eligible Employee who is granted an option under paragraph (a) would be deemed for purposes of
Section 423(b)(3) of the Code to own stock (including the shares he would be entitled to purchase for that Purchase Period) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares which such Eligible Employee shall be entitled to purchase under the option granted to him under paragraph (a) shall be reduced so that if he purchased all the shares of Common Stock covered by such option, the shares of stock of the Company which he is deemed to own under Section 423(b)(3) of the Code would be one less than that which would give him 5% of the total combined voting power or value of all classes of stock of the Company.

     4.2. An Eligible Employee may elect to become a Participant completing a "Stock Purchase Agreement" in such form and manner as the Committee provides. In the Stock Purchase Agreement, the Eligible Employee shall authorize regular payroll deductions of any full percentage between 1% and 10% of his Basic Compensation. Options granted to Eligible Employees who fail to authorize payroll deductions will automatically lapse. If a Participant's payroll deductions allow him to purchase fewer than the maximum number of shares of Common Stock to which his option entitles him, the option with respect to the shares which he does not purchase will lapse as of the last day of the Purchase Period.


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     4.3.   The Committee will cause an Employee Stock Purchase Account to be established for each Participant under the Plan.  Payroll deductions made under
Section 4.2 will be credited to each Participant's Account.


                                    ARTICLE V

                               PURCHASE OF SHARES

     5.1. The purchase price per share of Common Stock under the Plan as of any Exercise Date shall be the lesser of: (a) 85% of the fair market value of a share of Common Stock on the first day of the Purchase Period, or (b) 85% of the fair market value of a share of Common Stock on the Exercise Date for that Purchase Period. "Fair market value" on any day shall be the average of the highest and lowest market price of a share of Common Stock reported by the National Association of Securities Dealers Automated Quotation System or other stock exchange, if the Stock is so listed. If no such sale of a share of Common Stock occurred on the first day or the last day of a Purchase Period, then the market prices shall be determined with reference to transactions on the next preceding day on which there was a sale of Common Stock. If the Common Stock is not traded on a stock exchange, then "Fair Market Value" shall be determined by the Compensation Committee.

     5.2. (a) If as of any Exercise Date there is credited to a Participant's Account an amount at least equal to the purchase price of a share of Common Stock for the current Purchase Period, as determined under Section 5.1, the Participant shall buy and the Company shall sell the largest number of whole shares of Common Stock which can be purchased under the Participant's option with the amount in his Account. Alternatively, and at the Company's option, the Company can sell the full number of shares, including any fractional shares.
The balance remaining in the Participant's Account, if any, shall be carried forward and credited for use in the next Purchase Period, unless, within 30 days after the Exercise Date, the Participant requests that the balance be refunded to him in cash.

     (b) No Participant may, in any calendar year, purchase a number of shares of Common Stock under this Plan which have an aggregate fair market value (measured as of the first day of the Purchase Period) in excess of $25,000 when aggregated with all other shares of Common Stock which he may be entitled to purchase in such year under all other employee stock purchase plans of the Company and its parent and subsidiary corporations, if any, which meet the requirements of Section 423(b) of the Code.

     5.3. Shares of Common Stock purchased by a Participant shall, for all purposes, be deemed to have been issued and sold at the close of business on the Exercise Date. Prior to that date, the Participant shall have no rights or privileges of a stockholder of the Company with respect to such shares.


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                                   ARTICLE VI

                  ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.

     6.1. The aggregate number of shares of Common Stock which may be purchased pursuant to options granted hereunder, the number of shares of Common Stock covered by each outstanding option, and the purchase price under each such option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for the other capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock affected without receipt of consideration by the Company.

     6.2. Subject to any required action by the Company's stockholders, if the Company is the surviving corporation in any merger or consolidation, any option granted hereunder shall cover the securities to which a holder of the number of shares of Common Stock would have been entitled pursuant to the terms of the merger or consolidation, but a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving entity shall cause every option outstanding hereunder to terminate.

     6.3. The foregoing adjustments shall be determined by the Committee in its sole discretion. Any such adjustment shall provide for the elimination of any fractional share which might otherwise become subject to an option.


                                   ARTICLE VII

                          TERMINATION OF PARTICIPATION

     7.1. A Participant may withdraw from the Plan at any time prior to the Exercise Date of a Purchase Period by filing a notice of withdrawal. Upon a Participant's withdrawal, payroll deductions under his Stock Purchase Agreement shall cease and the entire amount credited to his Account shall be refunded to him. Any Participant who withdraws from the Plan may again become a Participant at the start of the next Purchase Period in accordance with Article IV.

     7.2. (a) Upon a Participant's termination of employment for any reason other than retirement or death, no payroll deduction may be made from any compensation due him and the entire balance credited to his Account shall be automatically refunded.

     (b) If a Participant retires from the Company pursuant to its retirement policy then in effect, no payroll deduction shall be made from any compensation due him as of the date of his retirement. Such a Participant may, prior to retirement, however, elect:


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            (i)     to receive the balance of his Account as of the date of his retirement in a cash refund;

            (ii) to purchase, as of the date of his retirement, shares of Common Stock with the then balance in his Account; or

            (iii) to make a contribution to his Account prior to his retirement date in any amount up to that which, when added to the then value of his Account, would allow him to buy the maximum number of shares available under his option for such Purchase Period and to purchase, as of the date of his retirement, such shares.

     (c) Upon the death of a Participant, no payroll deduction shall be made from any compensation due him at time of death, and the entire balance in the deceased Participant's Account shall be paid to the Participant's designated beneficiary, if any, under the Company's group life insurance program, or otherwise to his estate.

     7.3. Payroll deductions shall cease during a period of absence from work due to a Participant's temporary layoff, authorized leave of absence without pay or disability for which benefits are payable under the Company's long term disability plan. If a Participant returns to active service prior to the Exercise Date for the current Purchase Period, payroll deductions shall be resumed, and he shall be entitled to elect, within ten days after his return to active service (but not later than the Exercise Date for the Purchase Period)
(a) to make up the deficiency in his Account by an immediate lump sum cash payment equal to the aggregate of the amounts that would have been withheld from him if he had not been absent, (b) to have future deductions uniformly increased to adjust for such deficiency, or (c) not to make up such deficiency and to reduce the number of shares to be purchased. A Participant who does not make a timely election pursuant to this Section shall be deemed to have elected alternative (c). If the Participant shall not return to active service prior to the Exercise Date for the current Purchase Period, his share purchase agreement shall be terminated and the balance in his Account shall be refunded, or, if the Participant so elects, shall be used to purchase shares of Common Stock under
Article V.


                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1. The right to purchase shares of Common Stock under this Plan is exercisable only by the Participant during his lifetime and is not transferable by him. If a Participant attempts to transfer his right to purchase shares under the Plan, he shall be deemed to have requested withdrawal from the Plan and the provisions of Section 7.1 hereof shall apply with respect to such Participant.

     8.2. Granting of an option under this Plan shall impose no obligation on the Eligible Employee to exercise such option.


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     8.3.    Granting of an option under this Plan shall imply no right to continued employment with the Company, compensation level of position for any Eligible Employee. Nothing in this Plan shall be deemed the Company's guarantee or representation with respect to the current or future value of Company Stock.

     8.4. Any notice which an Eligible Employee or Participant files pursuant to this Plan shall be in writing and shall be delivered personally or by mail addressed to the Compensation Committee, c/o The Company.

     8.5. The Company shall not be required to repurchase from any Participant shares of Common Stock acquired under this Plan.

     8.6. Except as provided in federal law, the provisions of the Plan shall be construed in accordance with the laws of the State of Illinois.

     8.7. In connection with the purchase of Company Stock hereunder, each Participant will execute any stock restriction agreement, voting agreement or any other agreement designated by the Committee on or before the first day of the applicable Purchase Period.


                                   ARTICLE IX

                            AMENDMENT AND TERMINATION

     9.1. The Board may, without the consent of the Participants, amend the Plan at any time, provided that no such action shall adversely affect options previously granted hereunder, and provided that no such action by the Board, without approval of the Company's stockholders may: (a) increase the total number of shares of Common Stock which may be purchased by all Participants, except as contemplated in Article VI; (b) change the class of Employees eligible to receive options under the Plan; (c) decrease the purchase price; (d) extend a Purchase Period; or (e) extend the term of the Plan.

     9.2. If on any Exercise Date the aggregate funds which may be used to purchase shares of Common Stock pursuant to Article V hereof would result in the purchase of shares in excess of the number of shares of Common Stock then available for purchase under the Plan, the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant on the Exercise Date in order to eliminate such excess, the Plan shall automatically terminate after such Exercise Date and any remaining balance credited to the Account of a Participant shall be refunded to him.

     9.3. The Plan shall continue in effect through December 14, 2006, unless terminated prior to that date under Section 9.2. In addition, the Board of Directors shall have the right to terminate the Plan at any time.


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     9.4.   In the event of the expiration of the Plan or its termination, all options then outstanding under the Plan shall automatically be cancelled and the entire amount credited to the Account of each Participant hereunder shall be refunded to him.


                                   TOTAL CONTROL PRODUCTS, INC.,
                                   an Illinois corporation


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                          TOTAL CONTROL PRODUCTS, INC.

                        1996 Discount Stock Purchase Plan

                                 AMENDMENT NO. 1


     Section 9.1 of the Total Control Products, Inc. 1996 Discount Stock Purchase Plan (the "Plan") authorizes the Board of Directors of Total Control Products, Inc., an Illinois corporation, to amend the Plan at any time, subject to certain limitations. Effective as of the original effective date of the
Plan:

1.   Section 4.3 of the Plan shall be replaced with the following:

            " 4.3. The Committee will cause an Employee Stock Purchase Account to be established for each Participant under the Plan. Payroll deductions made under Section 4.2 will be credited to each Participant's Account."

2.   Section 5.2(a) of the Plan shall be replaced with the following:

            " 5.2. (a) If as of any Exercise Date there is credited to a Participant's Account an amount at least equal to the purchase price of a share of Common Stock for the current Purchase Period, as determined under
     Section 5.1, the Participant shall buy and the Company shall sell the largest number of whole shares of Common Stock which can be purchased under the Participant's option with the amount in his Account. Alternatively, and at the Company's option, the Company can sell the full number of shares, including any fractional shares. The balance remaining in the Participant's Account, if any, shall be carried forward and credited for use in the next Purchase Period, unless, within 30 days after the Exercise Date, the Participant requests that the balance be refunded to him in cash."

3.   Section 5.3 of the Plan shall be replaced with the following:

            " 5.3. Shares of Common Stock purchased by a Participant shall, for all purposes, be deemed to have been issued and sold at the close of business on the Exercise Date. Prior to that date, the Participant shall have no rights or privileges of a stockholder of the Company with respect to such shares."

Except as amended by this document, the provisions of the Plan shall remain in effect.


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                          TOTAL CONTROL PRODUCTS, INC.

                        1996 Discount Stock Purchase Plan

                                 AMENDMENT NO. 2


     Section 9.1 of the Total Control Products, Inc. 1996 Discount Stock Purchase Plan (the "Plan") authorizes the Board of Directors of Total Control Products, Inc., an Illinois corporation, to amend the Plan at any time, subject to certain limitations. Effective as of the original effective date of the
Plan:

1.   Section 2.2 of the Plan shall be replaced with the following:

            "2.2. 'BASIC COMPENSATION' means an Employee's regular salary or wages immediately prior to the purchase period, divided by the number of Purchase Periods per year, increased by any deductions or withholdings, but excluding compensation reductions under any plan described by Sections 125, 401(k) or 408(k) of the Code, non-qualified deferred compensation, overtime, bonuses (except for sales personnel to the extent the bonus is determined by the Committee to be the functional equivalent of normal wages), and amounts paid in reimbursement for expenses."

2.   Section 2.9 of the Plan shall be replaced with the following:

            "2.9. 'PURCHASE PERIOD' means a period of three months or such other period as may be established by the Board. The first Purchase Period shall begin as of April 1, 1997, and shall be a period of eight months.
     The second and following Purchase Periods shall begin after November 30, 1997, or such other date as the Committee may determine. The last Purchase Period under the Plan shall terminate on or before the date of termination of the Plan provided in Section 9.3. Upon the retirement or termination of a Participant, the Purchase Period as to that Participant shall terminate on his last day on the payroll as an Employee."

3.   Section 4.2 of the Plan shall be replaced with the following:

            "4.2. An Eligible Employee may elect to become a Participant by completing a "Stock Purchase Agreement" in such form and manner as the Committee provides. An Employee who first becomes an Eligible Employee during the Purchase Period may elect to become a Participant for the remaining portion of the Purchase Period under conditions set forth by the Committee. In such Stock Purchase Agreement, the Eligible Employee shall authorize regular payroll deductions of any flat dollar amount or of any percentage between 1% and 10% of his Basic Compensation. Options granted to Eligible Employees


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     who fail to authorize payroll deductions will automatically lapse.  If a
     Participant's payroll deductions allow him to purchase fewer than the maximum number of shares of Common Stock to which his option entitles him, the option with respect to the shares which he does not purchase will lapse as of the last day of the Purchase Period."

4.   Section 7.1 of the Plan shall be replaced with the following:

            "7.1. A Participant may withdraw from the Plan at any time prior to the Exercise Date of a Purchase Period by filing a notice of withdrawal. Upon a Participant's withdrawal, payroll deductions under his Stock Purchase Agreement shall cease and the entire amount credited to his Account shall be used to purchase stock pursuant to Article V, except that any remaining balance in the Participant's Account shall be refunded to him in cash. Any Participant who withdraws from the Plan and remains an Employee may again become a Participant at the start of the second following Purchase Period in accordance with Article V."

Except as amended by this document, the provisions of the Plan shall remain in effect.